As filed with the Securities and Exchange Commission on June 7, 2024

Registration No. 333-263702

Registration No. 333-270361

Registration No. 333-277674

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-263702

FORM S-8 REGISTRATION STATEMENT NO. 333-270361

FORM S-8 REGISTRATION STATEMENT NO. 333-277674

UNDER

THE SECURITIES ACT OF 1933

Jasper Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-2984849
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Bridge Pkwy Suite #102

Redwood City, CA 94065

(Address of Principal Executive Offices) (Zip Code)

Jasper Therapeutics, Inc. 2021 Equity Incentive Plan

(Full title of the plan)

Ronald Martell

Chief Executive Officer and President

Jasper Therapeutics, Inc.

2200 Bridge Pkwy Suite #102

Redwood City, CA 94065

(650) 549-1400

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey T. Hartlin

Samantha H. Eldredge

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, California 94304
(650) 320-1800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to Securities Act Forms Compliance and Disclosure Interpretation 126.43 (“C&DI 126.43”) published by the Securities and Exchange Commission (the “Commission”), Jasper Therapeutics, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (this “Post-Effective Amendment”) to the following registration statements on Form S-8 (collectively, the “Prior Registration Statements”) filed by the Registrant with the Commission:

1)	Registration Statement on Form S-8 (File No. 333-263702) filed on March 18, 2022, with respect to 594,293 shares of the Registrant’s voting common stock, $0.0001 par value per share (“Common Stock”), issued or issuable under the Jasper Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 Plan”);

2)	Registration Statement on Form S-8 (File No. 333-270361) filed on March 8, 2023, with respect to 152,182 shares of Common Stock issued or issuable under the 2021 Plan; and

3)	Registration Statement on Form S-8 (File No. 333-277674) filed on March 5, 2024, with respect to 275,000 shares of Common Stock issued or issuable under the 2021 Plan;

On June 6, 2024, the Registrant’s stockholders approved the Jasper Therapeutics, Inc. 2024 Equity Incentive Plan (the “2024 Plan”), which replaces the 2021 Plan. No further awards will be made under the 2021 Plan.

The number of shares of Common Stock initially authorized for issuance pursuant to the awards under the 2024 Plan is equal to (a) 2,000,000 shares of Common Stock, plus (b) up to 766,591  shares of Common Stock currently subject to outstanding stock options or other equity awards granted under the 2021 Plan that would become available for future issuance under the 2024 Plan to the extent that, after the date hereof, any such equity award terminates or expires prior to exercise or settlement, is not issued because the award is settled in cash or is forfeited because of the failure to vest (such shares under clause (b), the “Carryover Shares”).

Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a Registration Statement on Form S-8 to register the 2,000,000 newly authorized shares of Common Stock that have become available for offer or sale pursuant to the 2024 Plan, which number does not include the Carryover Shares.

In accordance with C&DI 126.43 and pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Prior Registration Statements, this Post-Effective Amendment is filed to indicate that the Prior Registration Statements will also cover the issuance of the Carryover Shares under the 2024 Plan (as such shares would no longer be issuable under the 2021 Plan as described above). No additional securities are being registered by this Post-Effective Amendment.

All information in this Post-Effective Amendment gives effect to the 1-for-10 reverse stock split of the Common Stock that was effected on January 4, 2024.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Post-Effective Amendment in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The document(s) containing the information specified in Part I will be sent or given to participants in the equity plans covered by this Post-Effective Amendment as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 5, 2024;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the Commission on May 14, 2024;

(c)	The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 from the Registrant’s revised definitive proxy statement on Schedule 14A, filed with the Commission on April 22, 2024;

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 4, 2024, and February 6, 2024; and

(e)	The description of the Registrant’s common stock set forth in the Registration Statement on Form 8-A filed with the Commission on November 18, 2019 (File No. 001-39138) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description, including the description of the Registrant’s common stock included as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 5, 2024.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

Jasper Therapeutics, Inc.

2200 Bridge Pkwy Suite #102

Redwood City, CA 94065

(650) 549-1400

Attn: President and Chief Executive Officer

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or derived an improper personal benefit. The Registrant’s second amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding or with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Amended and Restated Certificate of Incorporation permits the Registrant to indemnify its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Registrant’s second amended and restated bylaws (the “Amended and Restated Bylaws”) provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the extent not prohibited by the DGCL or any other applicable law.

The Registrant has entered, and expects to continue to enter, into indemnification agreements with its directors and officers, that may be broader than the specific indemnification provisions contained in the DGCL. These agreements, among other things, require the Registrant to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director or executive officer. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding, subject to certain exceptions.

The Amended and Restated Bylaws provide that the Registrant may purchase insurance on behalf of any person required or permitted to be indemnified to the extent permitted by the DGCL or any other applicable law. The Registrant has obtained insurance under which, subject to the limitations of the insurance policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims related to various liabilities arising under the Securities Act and the Exchange Act and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description

3.1	Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on September 29, 2021).

3.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on June 8, 2023).

3.3	Certificate of Second Amendment to the Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on January 4, 2024).

3.4	Third Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on February 17, 2023).

4.1	Form of Warrant Agreement, dated November 19, 2019, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on November 25, 2019).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1/A (File No. 333-234324) filed by the Registrant on November 6, 2019).

4.3	Jasper Therapeutics, Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 (File No. 333-280039) filed by the Registrant on June 7, 2024).

4.4	Form of Stock Option Award Agreement under the Jasper Therapeutics, Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-8 (File No. 333-280039) filed by the Registrant on June 7, 2024).

4.5	Form of Restricted Stock Unit Award Agreement under the Jasper Therapeutics, Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-8 (File No. 333-280039) filed by the Registrant on June 7, 2024).

4.6	Form of Restricted Stock Award Agreement under the Jasper Therapeutics, Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-8 (File No. 333-280039) filed by the Registrant on June 7, 2024).

5.1*	Opinion of Paul Hastings LLP.

5.2	Opinion of Paul Hastings LLP (previously filed on March 18, 2022 as Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-263702) and incorporated herein by reference).

5.3	Opinion of Paul Hastings LLP (previously filed on March 8, 2023 as Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333270361) and incorporated herein by reference).

5.4	Opinion of Paul Hastings LLP (previously filed on March 5, 2024 as Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-277674) and incorporated herein by reference).

10.1	Jasper Therapeutics, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant on September 29, 2021).

10.2	Jasper Therapeutics, Inc. 2021 Equity Incentive Plan Form of Stock Option Grant Notice and Stock Option Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the Registrant on September 29, 2021).

10.3	Jasper Therapeutics, Inc. 2021 Equity Incentive Plan Form of RSU Award Grant Notice and Award Agreement (RSU Award) (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant on September 29, 2021).

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Paul Hastings LLP (included in Exhibit 5.1).

23.3	Consent of Paul Hastings LLP (included in Exhibit 5.2).

23.4	Consent of Paul Hastings LLP (included in Exhibit 5.3).

23.5	Consent of Paul Hastings LLP (included in Exhibit 5.4).

24.1*	Power of Attorney is contained on the signature page.

*	Filed herewith.

ITEM 9. UNDERTAKINGS.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, State of California, on June 7, 2024.

Jasper Therapeutics, Inc.

By:	/s/ Ronald Martell
Name:	Ronald Martell
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Ronald Martell and Herb Cross, and each or any one of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ronald Martell	President, Chief Executive Officer and Director	June 7, 2024
Ronald Martell	(Principal Executive Officer)

/s/ Herb Cross	Chief Financial Officer	June 7, 2024
Herb Cross	(Principal Accounting and Financial Officer)

/s/ Thomas G. Wiggans	Chairperson of the Board	June 7, 2024
Thomas G. Wiggans

/s/ Scott Brun, M.D.	Director	June 7, 2024
Scott Brun, M.D.

/s/ Anna French, D.Phil.	Director	June 7, 2024
Anna French, D.Phil.

/s/ Vishal Kapoor	Director	June 7, 2024
Vishal Kapoor

/s/ Christian W. Nolet	Director	June 7, 2024
Christian W. Nolet

/s/ Judith Shizuru, M.D., Ph.D.	Director	June 7, 2024
Judith Shizuru, M.D., Ph.D.

/s/ Kurt von Emster	Director	June 7, 2024
Kurt von Emster